MarketWise Announces 1-for-20 Reverse Stock Split

BALTIMORE, March 31, 2025 (GLOBE NEWSWIRE) -- MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or “the Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, announced that it will effect a 1-for-20 reverse stock split of its common stock, par value $0.0001 per share, effective at 5:00 p.m. Eastern Time on April 2, 2025. The Company’s Class A common stock will begin trading on a reverse-split-adjusted basis when the markets open on April 3, 2025. The Company’s Class A common stock will continue to trade on the Nasdaq Global Market under the symbol "MKTW." The new CUSIP number for the Company’s Class A common stock following the reverse stock split will be 57064P206.
The Company’s stockholders approved the reverse stock split at a special meeting held on March 20, 2025, subject to the discretion of the Board of Directors to abandon the reverse stock split.
Dr. David “Doc” Eifrig, Interim Chief Executive Officer, commented, “I am pleased that our stockholders overwhelmingly approved our proposal to effect a reverse stock split, which will bring our per share price into a range that is more commensurate with our current market capitalization. We believe the higher price per share will be more attractive to certain institutional investors, will enable us to meet the Nasdaq continued listing requirements, and will improve the overall market perception of our business. When coupled with our top line growth and improving margins, we believe a reverse stock split positions us well to continue to execute our strategic plan.”
When the reverse stock split becomes effective, every 20 shares of the Company’s issued and outstanding common stock will combine into one issued and outstanding share of common stock, without affecting the par value per share. The reverse stock split will reduce the Company’s issued and outstanding Class A common stock from approximately 49,487,262 shares1 to approximately 2,474,363 shares and the issued and outstanding Class B common stock from approximately 276,623,803 shares to approximately 13,831,190 shares.
Proportional adjustments will be made to (i) the per share exercise price and number of shares issuable upon the exercise of outstanding equity awards; and (ii) the number of shares reserved for issuance pursuant to the Company’s equity incentive plan and employee stock purchase plan.
The number of shares of common stock authorized under the Company’s Certificate of Incorporation will also be proportionately decreased. The authorized Class A common stock will be reduced from 950,000,000 shares to 47,500,000 shares and the authorized Class B common stock from 300,000,000 shares to 15,000,000 shares. The number of authorized shares of preferred stock will remain unchanged.
Fractional shares that would otherwise be issuable because of the reverse stock split will be paid in cash, with reference to the closing price of the Company’s common stock on April 2, 2025 (adjusted to give effect to the reverse stock split), without interest. Stockholders whose shares are held in brokerage accounts should direct questions concerning the reverse stock split to their broker. Stockholders of record may direct questions to the Company’s transfer agent, Continental Stock Transfer & Trust, by telephone at (800) 509-5586 or via email at cstmail@continentalstock.com
The reverse stock split is intended to bring the Company into compliance with the minimum bid price requirement for maintaining the listing of its common stock on the Nasdaq Global Market, and to make the bid price more attractive to a broader group of institutional and retail investors. The Nasdaq Global Market requires, among other things, that a listed company’s common stock maintain a minimum bid price of at least $1.00 per share.
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-
1 Inclusive of 3,051,000 Sponsor Earnout Shares and 2,000,000 Management Earnout Shares that are considered contingently issuable shares. For more information, see Note 16 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 25 years of operating history, MarketWise serves a community of millions of free and paid Subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s performance and ability to generate cash flow. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including those described in the “Risk Factors” section of the Company’s most recently filed periodic reports on Forms 10-K and 10-Q. The Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, unless required by law.
MarketWise Investor Relations Contact Information
(800) 290-4113
Email: ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com